Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated March 10, 2010, with respect to the consolidated financial statements included in the Annual Report of AFC Enterprises, Inc. and subsidiary on Form 10-K for the year ended December 27, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of AFC Enterprises, Inc. and subsidiary on Forms S-8 (File No. 56444, effective March 2, 2001, File No. 333-98867, effective August 28, 2002, and File No. 333-137087, effective September 1, 2006) and on Form S-3 (File No. 333-86914, effective May 22, 2002).
/s/ GRANT THORNTON LLP
Atlanta, Georgia
March 9, 2011